Exhibit 99.1

Flexsteel Industries, Inc. Reports Fiscal Third Quarter 2021 Results

Dubuque, Iowa – April  26, 2021 – Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers and online marketers of furniture products in the United States, today reported third quarter fiscal 2021 financial results.

Highlights for the Third Quarter Ended March 31, 2021

•	Net sales increased 19.8% to $118.4 million compared to $98.8 million in the prior year quarter
•	Organic net sales[1], excluding discontinued Vehicle Seating and Hospitality product lines, increased by 32.9%
•	Record retail home furnishings backlog of $140 million as of March 31, 2021, up 314% versus prior year driven by strong year-over-year order growth of 131% in the third quarter
•	Gross margin increased to 19.5% compared to 14.0% in the prior year quarter
•	GAAP net income per diluted share of $0.67 compared to net loss of ($0.66) in the prior year quarter
•	Non-GAAP[1] net income per diluted share of $0.72 compared to net loss of ($0.16) in the prior year quarter
•	Share repurchases of $8.5 million during the quarter

1GAAP to non-GAAP reconciliations follow the financial statements in this press release.

Management Commentary

“Despite ongoing industry challenges related to supply chain, we executed well and delivered on continued strong demand for home furnishings products during our third quarter as we reported sales growth of 20% and organic sales growth of 33% compared to the prior year quarter, with growth in virtually all product categories,” said Jerry Dittmer, President and CEO of Flexsteel Industries.

“We enter the fourth quarter well positioned to continue profitable growth.  Our sales momentum is strong and building.  Our retail home furnishings orders in the third quarter were up 131% versus prior year and grew 22% sequentially from a strong order performance in the second quarter.  This positive momentum gained traction throughout the third quarter as total company orders in March set a monthly historical record high for our home furnishings business.”

“While we are aggressively ramping up both our North American manufacturing capacity and global supplier capacity to best serve our customers and meet growing consumer demand for furniture, global supply chain issues remain a significant near-term challenge. Ocean container availability has been constrained since the beginning of COVID-19, and conditions worsened in our third quarter which constricted our ability to quickly replenish inventories for customers.  Increased congestion at ports and railways has further exacerbated the lead-times for sourced product. While the container situation remains highly fluid, it did improve in March, and as a result we had a significant amount of inbound inventory on the ocean at the end of the third quarter. Material and labor shortages remain headwinds and have challenged our efforts to quickly ramp up manufacturing capacity.  Most notably, a shortage of foam is having a crippling impact on the furniture industry as well as many other industries, including automotive. While foam shortage has been a concern since last fall, it was significantly aggravated by the recent deep freeze in Louisiana and Texas, where most of the key chemical inputs for foam are produced.  While the foam shortage has forced several furniture manufacturers to temporarily shut down operations in recent weeks, we have been able to keep our manufacturing plants running and stable, albeit at reduced levels, due to proactive planning and improved forecasting with multiple strategic suppliers.  Lumber availability has also been under significant pressure driven by heightened demand for furniture coupled with extraordinary growth in housing.”

“Given the shortages in ocean containers and key materials, we also experienced unprecedented cost inflation in the third quarter.  Ocean container rates were three times higher than rates prior to COVID-19.  Costs on several key materials in our home furnishings products have risen by as much as 60% to 100% with substantial cost increases realized specifically in the third quarter.  While we attempt to pass through cost increases to the market whenever reasonably possible, there is an inherent lag between when we realize cost inflation versus prices increases. This cost-price lag is putting considerable pressure on our gross margins in the near-term.  In response, we are prudently managing discretionary SG&A expenditures to partially offset the gross margin pressures until price realization catches up to cost increases.”

“Despite the current supply chain challenges, we are very encouraged by our strong sales and order performance and are working feverishly to expand capacity in all areas of our supply chain operations.  As noted last quarter, we signed a new building lease in Juarez, Mexico for an additional manufacturing plant which is ready to start production once foam availability improves.  Production capacity at the new facility will quickly ramp up throughout the remainder of the calendar year as material availability stabilizes and new workers are trained.  Most of our strategic global suppliers are also ramping up their capacity and are committed to supporting Flexsteel’s growth ambitions in fiscal year 2022 and beyond. We continue to invest strategically in our business to improve our customers’ experience, expand our digital and e-commerce capabilities, build our brands, and drive product innovation relevant to the market.  The future of the company is promising, and we remain confident in our ability to create value for our customers, employees, partners and shareholders.”

Operating Results for the Third Quarter Ended March  31, 2021

Net sales were $118.4 million for the third quarter compared to net sales of $98.8 million in the prior year quarter, an increase of 19.8%. The increase was driven by home furnishings products sold through retail stores of $26.5 million, or 34.4%, versus the prior year quarter and an increase in homestylesTM products sold through e-commerce channels of $2.8 million, or 23.4%, versus the prior year quarter. The increases in retail and e-commerce channels were partially offset by a decline of $9.7 million versus the prior year quarter, due to the Company’s exit of the Vehicle Seating and Hospitality product lines during the fourth quarter of fiscal 2020.

The Company reported net income of $4.9 million or $0.67 per diluted share for the quarter ended March 31, 2021, compared to net loss of $5.3 million or ($0.66) per diluted share in the prior year quarter. The reported net income for the quarter ended March 31, 2020, included $0.5 million pre-tax restructuring expense primarily for facility closures as part of the previously announced comprehensive transformation program. Excluding this item (see attached non-GAAP disclosure), the Company reported adjusted net income of $5.2 million, or $0.72 per diluted share, as compared to adjusted net loss of $1.3 million, or ($0.16) per diluted share in the third quarter of fiscal year 2020.

Gross margin as a percent of net sales increased 550 basis points to 19.5% compared to 14.0% for the prior year quarter. The 550 basis points increase in gross margin was primarily due to structural cost reductions, operational efficiencies, fixed cost leverage due to higher sales volume as compared to the prior year quarter and lower inventory reserve due to demand.

Selling, general and administrative (SG&A) expenses decreased $3.8 million or 19.0% to $16.3 million as compared to $20.1 million in the third quarter of fiscal 2020. As a percentage of net sales, SG&A was 13.8% in the third quarter of fiscal 2021 compared to 20.4% of net sales in the prior year quarter. The 660 bps decline compared to the prior year quarter was driven by a 350 bps decline due to higher bad debt expenses in the prior year quarter primarily related to a customer bankruptcy, with the remaining decline primarily due to cost leverage gained from higher sales.

The Company reported tax expense of $1.5 million, or an effective rate of 23.9%, during the third quarter compared to a $3.0 million tax benefit, or an effective rate of 35.9%, in the prior year quarter.

Restructuring Update

During the quarter, the Company incurred $0.5 million of restructuring expense primarily due to on-going facility and transition costs as part of the Company’s previously announced comprehensive transformation program. The Company expects to incur a total of approximately $3.0 to $3.5 million in restructuring expenses during fiscal 2021.

Liquidity

The Company ended the quarter with a cash balance of $17.0 million and working capital (current assets less current liabilities) of $121.0 million, and no outstanding balance on its $25.0 million secured line of credit.

Capital expenditures for the nine months ended March  31, 2021 were $2.0 million. For the full fiscal year 2021, capital expenditures are estimated to be in the range of $2.5 million to $3.0 million.

Conference Call and Webcast

The Company will host a conference call and webcast at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) on Tuesday, April  27, 2021, to discuss its quarterly financial results. Analysts and investors may participate in the question-and-answer session. The call can be accessed via telephone at 866-777-2509 (domestic) or 412-317-5413 (international) and  a request to connect to the Flexsteel conference call. Additionally, interested parties can listen to a live webcast of the call in the Investor Relations section of the Company’s website at https://ir.flexsteel.com/. An archived version of the webcast will be available in the same location shortly after the live call has ended. The third quarter fiscal 2021 press release will be available at https://ir.flexsteel.com/ after the market close on Monday, April 26, 2021.

Flexsteel is enabling investors to pre-register for the earnings conference call so that they can expedite their entry into the call and avoid the need to wait for a live operator. To pre-register for the call, investors can visit https://dpregister.com/sreg/10154352/e64dabcc50 and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call. Individuals can pre-register any time prior to the start of the conference call.

A recorded replay can be accessed through May 11, 2021 by dialing 877-344-7529 (domestic) or 412-317-0088 (international); Replay access code: 10154352.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) is one of the largest manufacturers, importers and online marketers of furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its ecommerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, the impact of the COVID-19 pandemic and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	March 31,	June 30,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,971	$48,197
Trade receivables, net	44,231	32,217
Inventories	109,448	70,565
Other	10,182	18,535
Assets held for sale	666	12,329
Total current assets	181,498	181,843

NONCURRENT ASSETS:
Property, plant and equipment, net	40,309	43,312
Operating lease right-of-use assets	28,539	8,683
Other	1,384	3,421

TOTAL ASSETS	$251,730	$237,259

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$31,798	$27,747
Accrued liabilities	28,665	25,715
Total current liabilities	60,463	53,462

LONG-TERM LIABILITIES	27,741	8,292
Total liabilities	88,204	61,754

SHAREHOLDERS' EQUITY	163,526	175,505

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$251,730	$237,259

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Net sales	$118,408	$98,821	$342,753	$302,118
Cost of goods sold	95,284	84,973	272,436	254,999
Gross margin	23,124	13,848	70,317	47,119
Selling, general and administrative	16,292	20,115	49,378	55,678
Restructuring expense	480	2,377	2,724	13,448
Gain on disposal of assets due to restructuring	—	(302)	(5,881)	(19,269)
Operating income (loss)	6,352	(8,342)	24,096	(2,738)
Interest expense	—	16	—	16
Other income	59	135	270	328
Income (loss) before income taxes	6,411	(8,223)	24,366	(2,426)
Income tax provision (benefit)	1,533	(2,953)	7,159	(1,323)
Net income (loss)	$4,878	$(5,270)	$17,207	$(1,103)
Weighted average number of common shares outstanding:
Basic	6,998	7,965	7,316	7,955
Diluted	7,270	7,965	7,551	7,955
Earnings (loss) per share of common stock:
Basic	$0.70	$(0.66)	$2.35	$(0.14)
Diluted	$0.67	$(0.66)	$2.28	$(0.14)

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended
	March 31,
	2021	2020
OPERATING ACTIVITIES:
Net income (loss)	$17,207	$(1,103)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	3,938	6,665
Deferred income taxes	2,111	7,471
Stock-based compensation expense	2,758	3,880
Change in provision for losses on accounts receivable	1,280	4,250
Change in reserve for VAT receivable	(237)	(1,431)
Gain on disposition of capital assets	(5,858)	(19,269)
Changes in operating assets and liabilities	(36,600)	13,425
Net cash (used in) provided by operating activities	(15,401)	13,888
INVESTING ACTIVITIES:
Net proceeds from sales of investments	(1)	6
Proceeds from sale of capital assets	18,527	20,452
Capital expenditures	(1,957)	(3,256)
Net cash provided by investing activities	16,569	17,202
FINANCING ACTIVITIES:
Dividends paid	(2,620)	(5,260)
Treasury stock purchases	(28,485)	—
Proceeds from issuance of common stock	40	21
Shares withheld for tax payments on vested restricted shares	(1,329)	(558)
Net cash (used in) financing activities	(32,394)	9,203
(Decrease) increase in cash and cash equivalents	(31,226)	40,293
Cash and cash equivalents at beginning of period	48,197	22,247
Cash and cash equivalents at end of period	$16,971	$62,540

NON-GAAP DISCLOSURE (Unaudited)

The Company is providing information regarding adjusted net sales, adjusted net income (loss) and adjusted diluted earnings (loss) per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net sales, net income (loss) or diluted earnings (loss) per share of common stock as a measure of operating performance. A reconciliation of adjusted net sales, adjusted net income (loss) and adjusted diluted earnings (loss) per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net sales to non-GAAP adjusted net sales

The following table sets forth the reconciliation of the Company’s reported GAAP net sales to the calculation of non-GAAP adjusted net sales for the three and nine months ended March  31, 2021 and 2020.

	Three Months Ended
	March 31,
(in thousands)	2021	2020	$ change	% change
Reported GAAP Net sales	$118,408	$98,821	$19,587	19.8%
Less: discontinued product lines(1)	—	9,740	(9,740)	-100.0%
Non-GAAP Net sales	$118,408	$89,081	$29,327	32.9%

	Nine Months Ended
	March 31,
(in thousands)	2021	2020	$ change	% change
Reported GAAP Net sales	$342,753	$302,118	$40,635	13.5%
Less: discontinued product lines(1)	—	28,865	(28,865)	-100.0%
Non-GAAP Net sales	$342,753	$273,253	$69,500	25.4%

(1)Represents the exit of the Company’s Vehicle Seating and Hospitality product lines.

Reconciliation of GAAP net  income (loss) to non-GAAP adjusted net income (loss):

The following table sets forth the reconciliation of the Company’s reported GAAP net income (loss) to the calculation of non-GAAP adjusted net income (loss) for the three and nine months ended March  31, 2021 and 2020:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands)	2021	2020	2021	2020
Reported GAAP net income (loss)	$4,878	$(5,270)	$17,207	$(1,103)
Restructuring expense	480	2,377	2,724	13,448
Bad debt expense	—	3,535	1,314	3,535
CFO transition costs	—	495	—	495
Inventory impairment related to restructuring	—	70	45	276
Gain on disposal of assets due to restructuring	—	(302)	(5,881)	(19,269)
Tax impact of above adjustments(1)	(115)	(2,218)	528	826
Remeasurement of deferred tax assets and valuation allowance	—	—	2,112	—
Non-GAAP net income (loss)	$5,243	$(1,313)	$18,049	$(1,792)

(1)Effective tax rate of 24.3% and 35.9% used to calculate the three months ended March  31, 2021 and March 31, 2020, respectively. Effective tax of 29.4%  and 54.5% used to calculate the nine months ended March 31, 2021 and March 31, 2020, respectively.

Reconciliation of GAAP earnings (loss) per share of common stock to non-GAAP adjusted earnings (loss) per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP earnings (loss) per share to the calculation of non-GAAP adjusted earnings (loss) per share for the three and nine months ended March  31, 2021 and 2020:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Reported GAAP diluted earnings (loss) per share	$0.67	$(0.66)	$2.28	$(0.14)
Restructuring expense	0.07	0.30	0.36	1.69
Bad debt expense	—	0.44	0.17	0.44
CFO transition costs	—	0.06	—	0.06
Inventory impairment related to restructuring	—	0.01	0.01	0.03
Gain on disposal of assets due to restructuring	—	(0.04)	(0.78)	(2.42)
Tax impact of above adjustments(1)	(0.02)	(0.28)	0.07	0.10
Remeasurement of deferred tax assets and valuation allowance	—	—	0.28	—
Non-GAAP diluted earnings (loss) per share	$0.72	$(0.16)	$2.39	$(0.23)

(1) Effective tax rate of 24.3%  and 35.9% used to calculate the three months ended March 31, 2021 and March 31, 2020, respectively. Effective tax of 29.4%  and 54.5% used to calculate the nine months ended March 31, 2021 and March 31, 2020, respectively.

INVESTOR CONTACT:

Derek Schmidt, Flexsteel Industries, Inc.	563-585-8383
investors@flexsteel.com